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                                                                  EXHIBIT 3.5



                           VANGUARD ENTERPRISES, INC.
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

         Vanguard Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
         DOES HEREBY CERTIFY:

         1st: That by unanimous written consent of the Board of Directors of Vanguard Enterprises, Inc., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing approval by the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the FIRST article thereof so that, as amended, said Article shall read as set forth below:

                  FIRST: The name of this corporation shall be:
         Activeworlds.com, Inc.

         2nd. The Corporation has effectuated a 2 to 1 reverse stock split effective with the commencement of business on January 22, 1999, as to shares outstanding at the opening of business on January 21, 1999. Said reverse split reduces the outstanding shares from 1,000,000 shares to 500,000 shares but does not reduce the Corporation's authorized shares of common stock.

         3rd. That thereafter, pursuant to resolution of its Board of Directors, a written approval by majority consent of the stockholders of said Corporation was duly received in accordance with the General Corporation law of the State of Delaware, by which consent the necessary number of shares as required by statute were voted in favor of the amendment.

         4th. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and the necessary number of shares as required by statute were voted in favor of the amendment.
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         IN WITNESS WHEREOF, said Vanguard Enterprises, Inc., has caused this certificate to be signed by Lynn Dixon, its President and its Secretary-Treasurer, this 19th day of January, 1999.

                                          By:
                                             ---------------------------------
                                             Lynn Dixon, President and
                                             Secretary-Treasurer